Exhibit 99.1

Caribou Biosciences Reports Long-Term Vispa-cel Data in Second-line Large B Cell Lymphoma at EHA 2026

-- Single dose of vispa-cel produced durable responses in 2L LBCL patients: 82% ORR, 67% CR rate, and 17.1-month mPFS --

-- Generally well-tolerated safety profile continues to support outpatient administration and further expansion to community centers --

-- ANTLER-3 pivotal phase 3 trial designed to address the unmet need in 2L LBCL patients at academic and community centers who lack treatment options with curative intent --

-- EHA oral presentation scheduled for Friday, June 12, 2026, at 5:15pm CEST --

BERKELEY, Calif., June 11, 2026 (GLOBE NEWSWIRE) -- Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today announced that vispa-cel, its off-the-shelf CD19-targeted CAR-T cell therapy, produced durable long-term responses in patients enrolled in the ANTLER phase 1 clinical trial for relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL), with the potential to bring the benefit of cell therapy to patients who lack curative options. The results are being presented during an oral presentation at the 2026 European Hematology Association (EHA) Annual Meeting on June 12, 2026, at 5:15pm CEST, in Stockholm, Sweden.

“Vispa-cel is uniquely positioned as the only single-dose, off-the-shelf therapy to demonstrate deep and durable responses on par with autologous CAR-T cell therapies in second-line LBCL,” said Rachel Haurwitz, PhD, Caribou’s president and CEO. “The long-term efficacy and safety outcomes we continue to observe reinforce the potential of vispa-cel, as a readily available CAR-T cell therapy, to overcome many of the logistical and access barriers that prevent the majority of second-line patients from receiving therapies with curative intent.”

ANTLER phase 1 efficacy and safety data
As of the March 6, 2026, data cutoff date, 27 second-line (2L) large B cell lymphoma (LBCL) patients had received a single dose of 80 million optimized vispa-cel CAR-T cells, defined as cells from a donor younger than 30 years old and with at least 2 matched HLA alleles between patient and donor. This pivotal optimized vispa-cel subgroup best represents the treatment regimen and patient population for the planned ANTLER-3 phase 3 clinical trial.

Efficacy data from the pivotal optimized vispa-cel subgroup included:
•82% overall response rate (ORR)
•67% complete response (CR) rate
•17.1 months median progression-free survival (PFS)

Vispa-cel continues to demonstrate a generally well-tolerated safety profile. In the pivotal optimized vispa-cel subgroup (N=27), there were no reports of graft-versus-host disease (GvHD) or grade 3 or higher (≥Gr 3) immune effector cell-associated neurotoxicity syndrome (ICANS), and there was one (4%) ≥Gr 3 cytokine release syndrome (CRS). Other adverse events of special interest included six (22%) ≥Gr 3 infections, five (21%; 5/24) ≥Gr 3 prolonged cytopenias, and one (4%) ≥Gr 3 immune effector cell-associated HLH-like syndrome (IEC-HS). In the pivotal optimized vispa-cel subgroup, one vispa-cel-related death occurred due to IEC-HS and one possibly-related death occurred due to progressive multifocal leukoencephalopathy.

“These data demonstrate that vispa-cel’s durable responses may have similar curative potential as we see with approved autologous CAR-T cell therapies. As an allogeneic CAR-T cell therapy, vispa-cel could provide a much-needed treatment option for those patients who cannot receive autologous CAR-T cell therapy as second or later line of therapy,” said presenting author, Stephen J. Schuster, MD, Louis-Dreyfus professor of CLL and lymphoma and director of lymphoma program and lymphoma translational research at the Abramson Cancer Center, University of Pennsylvania. “Many patients don’t receive auto CAR-T cell therapy due to rapid disease progression, low blood T cell counts, or lack of access to these specialized therapies. Vispa-cel is well positioned to address these challenges as a readily available, off-the-shelf therapy that can be administered in the community setting.”

As previously disclosed, Caribou has reached alignment with the FDA on the design of ANTLER-3, a randomized, controlled pivotal phase 3 clinical trial expected to enroll approximately 250 CD19-naïve 2L LBCL patients who are not eligible for transplant and not candidates or not eligible for autologous CAR-T cell therapy based on access challenges or medical criteria, including the need for urgent therapy. Patients in the investigational arm will receive a single dose of 80 million optimized vispa-cel CAR-T cells following lymphodepletion. Patients in the comparator arm will be treated with an investigator’s choice of standard-of-care regimen: polatuzumab vedotin (Pola), bendamustine (B), and rituximab (R) (Pola-BR); R, gemcitabine, and oxaliplatin (R-GemOx); Pola-R-GemOx (Pola-RGO); or tafasitamab and lenalidomide. Crossover to the vispa-cel arm is permitted after progressive disease. The primary endpoint is progression-free survival (PFS). The study is expected to be conducted at approximately 75 clinical trial sites globally, including academic and sophisticated community centers in the United States.

EHA oral presentation details
Title: Vispa-cel, an allogeneic anti-CD19 CAR-T cell therapy with a PD-1 knockout, in patients with relapsed/refractory B cell non-Hodgkin lymphoma (ANTLER phase 1 clinical trial)
Presenter: Stephen J. Schuster, MD, Robert and Margarita Louis-Dreyfus professor of chronic lymphocytic leukemia and lymphoma; department of medicine, hematology-oncology division; director, lymphoma program and lymphoma translational research; Abramson Cancer Center, University of Pennsylvania
Date and time: Friday, June 12, 2026, at 5:15 - 6:30pm CEST
Session: Prospective lymphoma trials
Location: Nobel Hall
Abstract number: S236

About vispacabtagene regedleucel
Vispacabtagene regedleucel (vispa-cel; formerly known as CB-010) is an allogeneic anti-CD19 CAR-T cell therapy evaluated in patients with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-

NHL). To Caribou’s knowledge, vispa-cel is the first allogeneic CAR-T cell therapy in the clinic with a PD-1 knockout, a genome-editing strategy designed to enhance CAR-T cell activity by limiting premature CAR-T cell exhaustion. The FDA granted vispa-cel Regenerative Medicine Advanced Therapy (RMAT), Fast Track, and Orphan Drug designations for B-NHL.

About the ANTLER phase 1 clinical trial
The ANTLER phase 1 clinical trial evaluated vispa-cel in adult patients with r/r B-NHL in a multicenter, open-label trial. As of a March 6, 2026, data cutoff date, 85 patients were treated in the trial. Using a 3+3 enrollment strategy, safety and efficacy were assessed in 16 patients in dose escalation who received a single dose of 40, 80, or 120 million CAR-T cells preceded by a lymphodepletion (LD) regimen of cyclophosphamide at 60 mg/kg/day for 2 days followed by fludarabine at 25 mg/m2/day for 5 days. Eighty million CAR-T cells was selected as the recommended phase 2 dose (RP2D). Sixty-three second-line large B cell lymphoma (2L LBCL) patients received a single dose of vispa-cel during dose expansion. Six patients were enrolled in a cohort of third-line or later LBCL patients with prior exposure to CD19-targeted therapy. Additional information on the ANTLER trial (NCT04637763) can be found at www.clinicaltrials.gov.

About Caribou Biosciences, Inc.
Caribou is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. Caribou’s chRDNA genome-editing technology enables superior precision to develop cell therapies that are armored to potentially improve activity against diseases. Caribou is focused on vispacabtagene regedleucel (vispa-cel) and CB-011 as off-the-shelf CAR-T cell therapies that have the potential to provide broad access and rapid treatment for patients with hematologic malignancies. Follow the company @CaribouBio and visit www.cariboubio.com.

Forward-looking statements and important information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements include, but are not limited to, any statements regarding the initiation, timing, progress, strategy, plans, objectives, expectations (including as to the results) with respect to the Company’s CAR-T cell therapy product candidate clinical trials, including the expected design, protocol, and timing of initiation of the pivotal phase 3 clinical trial for vispa-cel in 2L LBCL CD19-naïve patients; its ability to successfully develop its CAR-T cell therapy product candidates and to obtain and maintain regulatory approval for these product candidates; the likelihood of its clinical trials demonstrating safety and efficacy of its CAR-T cell therapy product candidates; the beneficial characteristics, safety, efficacy, therapeutic effects, and potential advantages of its CAR-T cell therapy product candidates; and the expected timing or likelihood of regulatory filings and approval for its CAR-T cell therapy product candidates. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in the development of allogeneic CAR-T cell therapy products; uncertainties related to the initiation, cost, timing, progress, and results of its current and future clinical trials; the risk that initial, preliminary, or interim clinical trial data will not ultimately be predictive of the safety and efficacy of its CAR-T cell therapy product candidates or that clinical outcomes may differ as patient enrollment continues and as more patient data becomes available; the risk that different conclusions or considerations are reached once additional data have been received and fully evaluated; the ability to obtain key regulatory input and approvals; and risks related to its limited operating history, history of net operating losses, financial position, and its ability to raise additional capital as needed to fund its operations and CAR-T cell therapy product candidate development, including the ability to fully fund its pivotal phase 3 clinical trial for vispa-cel; as well as other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent SEC filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Caution should be exercised when interpreting results from separate trials involving commercially approved autologous CAR-T cell therapies. The results of autologous CAR-T cell therapies referenced in this press release have been derived from publicly available reports of clinical trials not conducted by the Company, and the Company has not performed any head-to-head trials comparing any of these autologous CAR-T cell therapies with vispa-cel. As such, the results of these autologous CAR-T cell therapy clinical trials may not be comparable to clinical results for vispa-cel. The autologous CAR-T cell therapy clinical trials vary in material ways from the ANTLER clinical trial for vispa-cel including with respect to trial design and duration, patient population, patient characteristics, clinical trial phase, treatment protocols, investigators, and other important factors. As a result, cross-trial comparisons may have no interpretive value on the Company’s existing or future clinical results. For further information and to understand these material differences, you should read the reports for the autologous CAR-T cell therapy clinical trials and the sources included in the Company’s corporate presentations on its website.

Note: Dr. Schuster receives compensation as a member of the Company’s scientific advisory board.

Caribou Biosciences, Inc. contact:
Peggy Vorwald, PhD
investor.relations@cariboubio.com
media@cariboubio.com
4